This pricing supplement together with the prospectus and prospectus supplement both dated November 30, 2001 to which it relates constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered and any representation to the contrary is an offence.

Pricing Supplement dated March 27, 2002                    Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                 File No. 333-72676
Prospectus Supplement dated November 30, 2001)            Cusip No. CA88319ZAC73


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Canada Funding Corp.



--------------------------------------------------------------------------------
Principal Amount:  Cdn $25,000,000                        Interest Rate:  6.840%
--------------------------------------------------------------------------------
Issue Price:  99.997%

Agent's Discount or Commission:  0.25%      Original Issue Date:  March 28, 2002

Net Proceeds to Issuer:  Cdn $24,936,750   Stated Maturity Date:  March 28, 2005
--------------------------------------------------------------------------------

Interest Payment Dates:
         [ ]  March 15 and September 15
         [X]  Other: March 28 and September 28

Regular Record Dates
(if other than the last day of February and August):

Redemption:
         [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
         [ ] The Notes can be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
              Initial Redemption Percentage:            %
              Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
         [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
              Optional Repayment Date(s):
              Optional Repayment Price(s):

Specified Currency (if other than Cdn dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:      [ ]   Yes   [X]   No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:




Agent:
              [X]   RBC Dominion Securities Inc.
              [ ]   BMO Nesbitt Burns Inc.
              [ ]   Scotia Capital Inc.
              [ ]   Other: _______________


Agent acting in the capacity as indicated below:
              [X]   Agent       [ ]  Principal

If as Principal:
              [ ]   The Notes are being offered at varying  prices  related to prevailing market prices at the time of resale.
              [ ]   The Notes are being offered at a fixed initial public
                    offering price of ____% of the Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 99.997% of Principal Amount.

Other Provisions:























             Terms are not completed for certain items above because
                         such items are not applicable.